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                                                                     EXHIBIT 4.2

                               AMENDMENT NO. 1 TO

                          SHAREHOLDER RIGHTS AGREEMENT

     Amendment, dated as of February 28, 2000 (the "Amendment") to the Shareholder Rights Agreement, dated as of March 9, 1998 (the "Rights Agreement"), by and between AvalonBay Communities, Inc., a Maryland corporation (formerly known as Bay Apartment Communities, Inc., the "Company"), and First Union National Bank, a national banking institution (as successor Rights Agent to American Stock Transfer and Trust Company, a New York corporation, the "Rights Agent").

                               W I T N E S S E T H

     WHEREAS, Section 27 of the Rights Agreement provides that prior to the time at which any Person becomes an Acquiring Person (as such terms are defined in the Rights Agreement), the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement as the Board of Directors of the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of the Company's common stock, par value $.01 per share (the "Common Stock"); and

     WHEREAS, the Company desires to modify certain terms and provisions of the Rights Agreement to make such terms and provisions consistent with certain terms and provisions contained in the Company's Articles of Amendment and Restatement of Articles of Incorporation.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is amended and restated in its entirety as follows:

     "(a) "ACQUIRING PERSON" shall mean (I) any Person (as such term is hereinafter defined), other than any Person that is a Look-Through Entity (as such term is hereinafter defined), who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the shares of Common Stock of the Company then outstanding, and (II) any Person that is a Look-Through Entity who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding; PROVIDED, HOWEVER, that none of the following Persons shall be an "Acquiring Person": (i) the Company;


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(ii) any Subsidiary (as such term is hereinafter defined) of the Company; (iii)
any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company; or (iv) any Person holding shares of Common Stock of the Company organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement (the Persons described in clauses (i) through (iv) above are referred to herein as "Exempt Persons"); PROVIDED FURTHER, HOWEVER, that the term "Acquiring Person" shall not include (A) any Grandfathered Person (as such term is hereinafter defined), unless such Grandfathered Person after the Grandfathered Time (as such term is hereinafter defined) becomes the Beneficial Owner of more than the greater of 15% or the Grandfathered Percentage (as such term is hereinafter defined) applicable to such Grandfathered Person, or (B) Avalon (as such term is hereinafter defined), or any of its Affiliates or Associates, solely by reason of its execution of the Agreement and Plan of Merger dated as of March 9, 1998 by and between the Company and Avalon (as amended from time to time, the "Merger Agreement").

     Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% (or in the case of (x) a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person, and (y) a Person that is a Look-Through Entity, 15%) or more of the shares of Common Stock of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 10% (or in the case of (x) a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person, and (y) a Person that is a Look-Through Entity, 15%) or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 10% (or in the case of (x) a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person, and (y) a Person that is a Look-Through Entity, 15%) or more of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an "Acquiring Person."

     In addition, notwithstanding the foregoing, a Person shall not be an "Acquiring Person" if the Board of Directors of the Company determines that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a)."


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     2. Section 1 of the Rights Agreement is amended by adding a new subsection
(w) as follows immediately after the current subsection (v) and redesignating the current subsections (w) through (nn) as (x) through (oo):

     "(w) "LOOK-THROUGH ENTITY" shall mean a Person that is either (i) a trust described in Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and exempt from tax under Section 501(a) of the Code as modified by Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940, as amended, and in each case shall include such Person's Associates and Affiliates."

     3. Section 3(a) of the Rights Agreement is amended and restated in its entirety as follows:

     "(a) From the date hereof until the earlier of (i) the Close of Business on the tenth calendar day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later calendar day, if any, as the Board of Directors of the Company may determine in its sole discretion) after the date a tender or exchange offer by any Person, other than an Exempt Person, is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act, or any successor rule, if, upon consummation thereof, such Person would be the Beneficial Owner of 10% (or in the case of (x) a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person, and (y) a Person that is a Look-Through Entity, 15%) or more of the shares of Common Stock of the Company then outstanding (including any such date which is after the date of this Agreement and prior to the issuance of the Rights) (the earliest of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for the Common Stock of the Company registered in the names of the holders of the Common Stock of the Company (which certificates for Common Stock of the Company shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock of the Company. As soon as practicable after the Distribution Date, the Rights Agent will, at the Company's expense send, by first-class, insured, postage prepaid mail, to each record holder of the Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more certificates, in substantially the form of EXHIBIT B hereto (the "Right Certificates"), evidencing one Right for each share of Common Stock of the Company so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock of the Company has been made pursuant to Section 11(o) hereof, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) at the time of distribution of the Right Certificates, so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Close of Business on the Distribution Date, the Rights will be evidenced solely by such Right Certificates."


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     4. Section 24(a)(ii) of the Rights Agreement is amended and restated in its entirety as follows:

     "(ii) Notwithstanding the foregoing, the Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for shares of Common Stock of the Company at an exchange ratio specified in the following sentence, as appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement. Subject to the adjustment described in the foregoing sentence, each Right may be exchanged for that number of shares of Common Stock of the Company obtained by dividing the Spread (as defined in Section 11(a)(iii)) by the then Fair Market Value per one one-thousandth of a share of Preferred Stock on the earlier of (x) the date on which any person becomes an Acquiring Person or (y) the date on which a tender or exchange offer by any Person (other than an Exempt Person) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act or any successor rule, if upon consummation thereof such Person would be the Beneficial Owner of 10% (or in the case of (x) a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person, and (y) a Person that is a Look-Through Entity, 15%) or more of the shares of Common Stock of the Company then outstanding (such exchange ratio being referred to herein as the "Section 24(a)(ii) Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to effect such exchange at any time after any Person (other than an Exempt Person), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Stock of the Company."

     5. The address and contact information of the Company set forth in Section 26 of the Rights Agreement is amended and restated in its entirety as follows:

               "AvalonBay Communities, Inc.
               2900 Eisenhower Avenue
               Suite 300
               Alexandria, VA 22314
               Attention: Secretary"

     6. The address and contact information of the Rights Agent set forth in
Section 26 of the Rights Agreement is amended and restated in its entirety as follows:

               "First Union National Bank
               1525 West W.T. Harris Boulevard, 3C3
               Charlotte, North Carolina 28288-1153
               Attention: Shareholder Services Group"


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     7. Any term used herein and not defined shall have the meaning ascribed to such term in the Rights Agreement.

                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.


ATTEST:                                     AVALONBAY COMMUNITIES, INC.




By: /S/ DAVID J. KRAMER                     By: /S/ THOMAS J. SARGEANT
  ----------------------                      --------------------------------
Name: David J. Kramer                       Name:  Thomas J. Sargeant
                                            Title: Senior Vice President--Chief
                                                   Financial Officer



ATTEST:                                     FIRST UNION NATIONAL BANK,
                                            as Rights Agent




By: /S/ TED WIENER                          By: /S/ KRISTIN N. KNAPP
   ----------------------                     --------------------------------
Name: Ted Wiener                            Name:  Kristin N. Knapp
                                            Title: Assistant Vice President